Weyco Reports First Quarter Sales and Earnings

MILWAUKEE, April 29, 2011 /PRNewswire/ -- Weyco Group, Inc. (Nasdaq: WEYS) today announced financial results for the quarter ended March 31, 2011.

Net sales for the first quarter were $65.1 million, an increase of 7% from 2010 sales of $61.0 million. Operating earnings for the first quarter of 2011 were $4.8 million, compared to $5.4 million in 2010. Net earnings attributable to Weyco Group, Inc. were $3.4 million, compared to $3.9 million in 2010. Diluted earnings per share were $.30 per share in 2011 as compared with $.34 per share in the first quarter of 2010.

As previously announced, on March 2, 2011, the Company acquired 100% of the outstanding shares of The Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands. The purchase price was $29.3 million in cash plus debt assumed of $3.8 million and contingent payments estimated to be $9.8 million, which are dependent on Bogs achieving certain performance measures. Bogs had approximately $27 million of sales during 2010. The Company believes that the acquisition will be accretive to its earnings in 2011, excluding the impact of certain purchase accounting adjustments as well as transaction and integration costs. Most of that accretion is expected in the second half of the year, as the majority of Bogs' business occurs in the third and fourth quarters.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $48.1 million for the first quarter of 2011, compared with $44.7 million in 2010. Wholesale sales were $47.6 million in the first quarter of 2011, up from $44.1 million in 2010. Wholesale net sales for 2011 included Bogs' sales since the date of acquisition of $2.3 million. The first quarter of 2011 included Umi shoe sales of approximately $1.1 million. There were no Umi sales in the first quarter of 2010, as Umi was acquired on April 28, 2010. Wholesale net sales of the Nunn Bush and Florsheim brands were up 1% and 5%, respectively, while Stacy Adams footwear sales were down 4%. Licensing revenues were $504,000 in 2011 and $580,000 in 2010. Operating earnings for the segment decreased approximately $755,000 for the first quarter. This was a result of slightly lower margins as well as increased selling and administrative expenses, which included Bogs acquisition costs.

Net sales in the North American retail segment, which include sales from the Company's 33 Florsheim retail stores in the United States and its Internet business, were $5.6 million in the first quarter of 2011, compared with $5.3 million in 2010, an increase of 6%. Same store sales were up 8% for the quarter. There were two fewer domestic retail stores during the first quarter of 2011 compared to 2010, and the Company closed an additional retail store at the end of the first quarter 2011. Operating earnings for the segment improved by $125,000 for the quarter, primarily due to higher operating earnings from the Internet business.

Other net sales, which include the wholesale and retail sales of Florsheim Europe and Florsheim Australia, were $11.4 million in the first quarter of 2011, compared to $11.1 million in 2010. The majority of other net sales are generated by Florsheim Australia. Florsheim Australia's net sales were up 7%. However, in local currency, net sales were down 3%. The increase was caused by the weaker U.S. dollar relative to the Australian dollar. Florsheim Europe's sales were down 7% due to the closing of its retail store in Dusseldorf, Germany at the end of 2010, as well as decreased wholesale shipments. Collectively, the operating earnings of the Company's other businesses were flat.

"We are excited about the addition of more casual brands to our portfolio at Weyco," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group. "Our earnings have decreased during this transitional period, but we believe that as we continue through 2011, we will start to leverage our operational efficiencies and see the positive impact of our new businesses."

On April 27, 2011, the Company's Board of Directors declared a quarterly cash dividend of $.16 per share to all shareholders of record on June 1, 2011, payable July 1, 2011.

Weyco Group will host a conference call on May 2, 2011 at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-680-0860 or 617-213-4852, referencing passcode #72664089, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #70252518. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share amounts)

Net sales	$ 65,146	$ 61,039
Cost of sales	40,321	37,630
Gross earnings	24,825	23,409

Selling and administrative expenses	20,016	17,968
Earnings from operations	4,809	5,441

Interest income	590	498
Interest expense	(90)	(1)
Other income and expense, net	56	133

Earnings before provision for income taxes	5,365	6,071

Provision for income taxes	1,863	2,090

Net earnings	3,502	3,981

Net earnings attributable to noncontrolling interest	130	124

Net earnings attributable to Weyco Group, Inc.	$ 3,372	$ 3,857

Weighted average shares outstanding
Basic	11,322	11,291
Diluted	11,366	11,494

Earnings per share
Basic	$ 0.30	$ 0.34
Diluted	$ 0.30	$ 0.34

Cash dividends per share	$ 0.16	$ 0.15

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 7,194	$ 7,150
Marketable securities, at amortized cost	3,691	4,989
Accounts receivable, net	48,742	38,840
Inventories	51,143	56,111
Prepaid expenses and other current assets	3,888	4,398
Total current assets	114,658	111,488

Marketable securities, at amortized cost	57,691	58,059
Deferred income tax benefits	1,266	1,090
Other assets	18,259	14,375
Property, plant and equipment, net	25,738	25,675
Goodwill	10,791	-
Trademarks	34,748	12,748
Total assets	$ 263,151	$ 223,435

LIABILITIES AND EQUITY:
Short-term borrowings	$ 34,045	$ 5,000
Accounts payable	6,890	10,360
Dividend payable	1,812	1,811
Accrued liabilities	8,770	10,204
Accrued income taxes	1,082	116
Deferred income tax liabilities	392	228
Total current liabilities	52,991	27,719

Long-term pension liability	18,938	18,572
Other long-term liabilities	11,753	-

Common stock	11,353	11,356
Capital in excess of par value	19,983	19,548
Reinvested earnings	151,809	150,546
Accumulated other comprehensive loss	(8,564)	(9,004)
Total Weyco Group, Inc. equity	174,581	172,446
Noncontrolling interest	4,888	4,698
Total equity	179,469	177,144
Total liabilities and equity	$ 263,151	$ 223,435

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2011	2010
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,502	$ 3,981
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	657	704
Amortization	46	22
Bad debt expense	26	24
Deferred income taxes	(61)	66
Net foreign currency transaction gains	(47)	(135)
Stock-based compensation	268	285
Pension expense	737	813
Net gains on the sale of assets	(13)	-
Increase in cash surrender value of life insurance	(141)	(138)
Changes in operating assets and liabilities, net of effects from acquisition -
Accounts receivable	(5,895)	(9,013)
Inventories	7,884	8,578
Prepaids and other current assets	405	206
Accounts payable	(3,938)	(3,290)
Accrued liabilities and other	(1,629)	(732)
Accrued income taxes	957	632
Net cash provided by operating activities	2,758	2,003

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(27,023)	-
Purchases of marketable securities	(16)	(6,448)
Proceeds from maturities of marketable securities	1,658	1,380
Proceeds from the sale of assets	13	-
Purchases of property, plant and equipment	(654)	(385)
Net cash used for investing activities	(26,022)	(5,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(1,817)	(1,700)
Shares purchased and retired	(305)	(90)
Proceeds from stock options exercised	172	152
Repayment of debt assumed in acquisition	(3,814)	-
Net borrowings of commercial paper	17,045	-
Proceeds from bank borrowings	15,000	-
Repayments of bank borrowings	(3,000)	-
Income tax benefits from stock-based compensation	5	154
Net cash provided by (used for) financing activities	23,286	(1,484)

Effect of exchange rate changes on cash	22	88

Net increase (decrease) in cash and cash equivalents	44	(4,846)

CASH AND CASH EQUIVALENTS at beginning of period	$ 7,150	$ 30,000

CASH AND CASH EQUIVALENTS at end of period	$ 7,194	$ 25,154

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 1,073	$ 1,903
Interest paid	$ 74	$ -

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer of Weyco Group, Inc., +1-414-908-1880